Exhibit 4.30
SHARE SUBSCRIPTION AGREEMENT
This Share Subscription Agreement (this “Agreement”) is made as of December 24, 2010 by and among (i) Datong International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), (ii) Winner Sight Global Limited, a business company incorporated under the laws of the British Virgin Islands (“WS”), (iii) CISG Holdings Ltd., a company incorporated under the laws of the British Virgin Islands (“CISG” and together with WS, the “Subscribers”), (iv) Mr. Keping Lin (), whose PRC Identity Number is 432901195707202037 (“Mr. Lin”), (v) Expert Central Limited, a company incorporated under the laws of the British Virgin Islands (“Expert Central”), and (vi) Mancini Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Mancini”, and together with Expert Central and Mr. Lin, the “Founder”). The Company, WS, CISG, Mr. Lin, Expert Central and Mancini are hereinafter collectively referred to as the “parties” and each individually as a “party.”
W I T N E S S E T H :
WHEREAS, the Company desires to issue and sell to WS and CISG, and WS and CISG desire to subscribe for, a certain number of Class B Ordinary Shares (as defined below), respectively, pursuant to the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Mr. Lin is the sole shareholder of each of Expert Central and Mancini which collectively are the record and beneficial owners of all of the outstanding ordinary shares, par value US$0.00005 each, of the Company.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the Hong Kong Special Administrative Region, Beijing, and New York City are authorized or required by applicable law to close.
“Class B Ordinary Shares” means the Class B Ordinary Shares, par value of US$0.00005 each, of the Company.

ARTICLE 2
Purchase and Sale
Section 2.01. Issuance and Subscription. Subject to the terms and conditions of this Agreement, (i) WS agrees to subscribe for and purchase from the Company and the Company agrees to allot, issue and sell to WS 9,438,220 Class B Ordinary Shares at an aggregate purchase price of US$18,054 (the “WS Purchase Price”), and (ii) CISG agrees to subscribe for and purchase from the Company and the Company agrees to allot, issue and sell to CISG 513,333,767 Class B Ordinary Shares at an aggregate purchase price of US$981,946 (the “CISG Purchase Price”). The Class B Ordinary Shares issued to WS and CISG pursuant to this Agreement shall be hereinafter referred to as the “WS Shares” and the “CISG Shares”, respectively, and collectively, the “Sale Shares”.
Section 2.02. Issuance of Class B Ordinary Shares. As soon as possible following the date hereof and in no event later than the second (2nd) Business Day after the date hereof, the Company shall, and the Founder shall cause the Company to,
(a) issue to WS the WS Shares and deliver to WS the following documents:
(i) a certificate representing the WS Shares issued to WS,
(ii) a copy of the register of members of the Company (the “Updated Register of Members”), duly certified by a director of the Company and updated to reflect the issuance of the WS Shares to WS, and
(iii) a certified true copy of the resolutions of the board of directors of the Company, approving the allotment and issuance of the WS Shares to WS, the registration of such allotment and issuance, entry of WS in the register of members of the Company, and the issue of the new share certificate with respect to the WS Shares to WS; and
(b) issue to CISG the CISG Shares and deliver to CISG the following documents:
(i) a certificate representing the CISG Shares issued to CISG,
(ii) a copy of the Updated Register of Members, duly certified by a director of the Company and updated to reflect the issuance of the CISG Shares to CISG, and
(iii) a certified true copy of the resolutions of the board of directors of the Company, approving the allotment and issuance of the CISG Shares to CISG, the registration of such allotment and issuance, entry of CISG in the register of members of the Company, and the issue of the new share certificate with respect to the CISG Shares to CISG.

Section 2.03. Payment. The payment (the “Payment”) of the WS Purchase Price and CISG Purchase Price shall take place at a time mutually agreed by the parties, after the satisfaction or waiver of the conditions set forth in Article 5. The date on which the Payment occurs, as mutually agreed by the parties, is hereinafter referred to as the “Payment Date”. On the Payment Date, WS shall pay to the Company the WS Purchase Price and CISG shall pay to the Company the CISG Purchase Price, each in immediately available funds by wire transfer to an account designated in writing by the Company at least two (2) Business Days prior to the Payment Date.
ARTICLE 3
Representations and Warranties of The Company and the founder
The Founder and the Company, jointly and severally, represent and warrant to each of WS and CISG as of the date hereof and the Payment Date that:
Section 3.01. Status and Power. Each of Expert Central, Mancini and the Company is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Mr. Lin has the legal right and full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.
Section 3.02. Corporate Authorization. The execution, delivery and performance by each of Expert Central, Mancini and the Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of each of Expert Central, Mancini and the Company and have been duly authorized by all necessary corporate action on the part of each of Expert Central, Mancini and the Company. This Agreement has been duly executed and delivered by the Founder and the Company and constitutes a legal, valid and binding agreement of the Founder and the Company, enforceable against each of them in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
Section 3.03. Governmental Authorization. The execution, delivery and performance by the Founder and the Company of this Agreement and the consummation of the transactions contemplated hereby require no approval or action by or filing with or notice to any governmental authority.

Section 3.04. Noncontravention. The execution, delivery and performance by the Founder and the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Expert Central, Mancini or the Company, (ii) violate any applicable law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Founder or the Company under any provision of any agreement or other instrument binding the Founder or the Company.
Section 3.05. Valid Issuance of Sale Shares. Upon the issuance of Class B Ordinary Shares in accordance with Section 2.02, WS and CISG will acquire good and valid title to the WS Shares and CISG Shares, respectively, each of which, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer. Upon the issuance of Class B Ordinary Shares in accordance with Section 2.02, the issued and outstanding share capital of the Company will be as set forth in Schedule 1. The rights of the Class B Ordinary Shares include those rights set forth in Schedule 2.
Section 3.06. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Founder and Company, threatened against or affecting the Founder or the Company before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
ARTICLE 4
Representations and Warranties of The Subscribers
Each Subscriber, severally and not jointly, represents and warrants to the Founder as of the date hereof and the Payment Date that:
Section 4.01. Status. Such Subscriber is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.
Section 4.02. Corporate Authorization. The execution, delivery and performance by such Subscriber of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of such Subscriber and have been duly authorized by all necessary corporate action on the part of such Subscriber. This Agreement has been duly executed and delivered by such Subscriber and constitutes a legal, valid and binding agreement of such Subscriber, enforceable against it in accordance with the terms hereof,subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

Section 4.03. Governmental Authorization. The execution, delivery and performance by such Subscriber of this Agreement and the consummation of the transactions contemplated hereby require no approval or action by or filing with or notice to any governmental authority.
Section 4.04. Noncontravention. The execution, delivery and performance by such Subscriber of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Subscriber or (ii) violate any applicable law, government order, decree or judgment.
Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of such Subscriber, threatened against or affecting such Subscriber before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
ARTICLE 5
Conditions to Closing
Section 5.01. Conditions to Obligations of the Company and the Subscribers. The obligations of the Company to issue the Sale Shares and the Subscribers to make the Payment are subject to the satisfaction of the following condition:
(a) No provision of any law shall prohibit the consummation of the transactions contemplated by this Agreement.
Section 5.02. Conditions to Obligation of the Subscribers. The obligation of each Subscriber to make the Payment is subject to the satisfaction of the following further conditions:
(a) All representations and warranties of the Founder and the Company contained in Article 3 shall be true and accurate as of the date of this Agreement and as of the Payment Date as though newly made on and as of the Payment Date.
(b) The memorandum and articles of association of the Company shall have been amended and restated in a form satisfactory to the Subscribers.
(c) The Company and the Founder shall have entered into a shareholders’ agreement with the Subscribers which is satisfactory to the Subscribers in form and substance.

(d) The Founder and the Company shall have duly and properly established Datong Group Limited, a wholly-owned subsidiary of the Company, in accordance with the laws of the Hong Kong Special Administrative Region (the “HK Company”), and the Subscribers shall have received documents evidencing the due and proper establishment of the HK Company to their satisfaction.
(e) The Founder, the Company and the HK Company shall have duly and properly established , a limited liability company and a wholly-owned subsidiary of the HK Company, in accordance with the laws of the People’s Republic of China (the “WFOE”), and the Subscribers shall have received documents evidencing the due and proper establishment of the WFOE to their satisfaction.
(f) the WFOE and , a limited liability company incorporated under the laws of the PRC (“Datong”) shall have entered into an Exclusive Service Agreement () which is satisfactory to the Subscribers in form and substance.
ARTICLE 6
Miscellaneous
Section 6.01. Termination. This Agreement may be terminated by mutual written agreement of the parties hereto, at any time prior to the Payment.
Section 6.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 6.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 6.04. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the day first above written.

WINNER SIGHT GLOBAL LIMITED
By:	/s/ Timothy J. Curt
	Name:	Timothy J. Curt
	Title:	Director

CISG HOLDINGS LTD.
By:	/s/ Hu Yinan
	Name:	Hu Yinan
Title:

DATONG INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
Title:

In his personal capacity:
/s/ Keping Lin
KEPING LIN

EXPERT CENTRAL LIMITED
By:	s/ Lin Keping
	Name:	Lin Keping
Title:

MANCINI HOLDINGS LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
Title:

SCHEDULE 1
PRO FORMA CAPITALIZATION OF THE COMPANY

Name of Shareholders	Class of Shares	Number of Shares	% of Share Capital
Winner Sight Global Limited	Class B Ordinary Shares	9,438,220	1.0%
CISG Holdings Ltd.	Class B Ordinary Shares	513,333,767	54.4%
Mancini Holdings Limited	Class A Ordinary Shares	210,525,000	22.3%
Expert Central Limited	Class A Ordinary Shares	210,525,000	22.3%

SCHEDULE 2
RIGHTS OF CLASS B ORDINARY SHARES
Except as otherwise agreed in writing by holders of Class A Ordinary Shares and holders of Class B Ordinary Shares, holders of any Class B Ordinary Shares will rank in priority to holders of any Class A Ordinary Shares on any dividends and/or other distributions that the Company may declare from time to time or in the event of any liquidation, dissolution or winding up of the Company.